Exhibit 10.3
INTEL CORPORATION
EXECUTIVE SEVERANCE PLAN
1.PURPOSE
The Intel Corporation Executive Severance Plan (this “Plan”) has been established by Intel Corporation (“Intel” or the “Company”) for the purposes of securing the continued service of certain senior executives of the Company and providing these executives with certain benefits in the event of a Covered Termination (as defined below).
2.DEFINITIONS
1.“Accrued Obligations” shall mean (i) the Participant’s base salary earned but unpaid through the date of termination, (ii) any accrued but unused vacation and sabbatical earned through the date of termination, if applicable, (iii) any unreimbursed expenses incurred through the date of termination (subject to submission by the Participant of supporting documentation by the date of termination) in accordance with Company policy, and (iv) any other amounts that are required to be paid, or to which the Participant is entitled, under any plan, contract, or arrangement of the Company as of the end of the Participant’s employment, excluding any severance or termination plans, policies, and arrangements.
2.“Board” shall mean the Board of Directors of the Company.
3.“Cause” shall mean the Participant’s (i) commission of an act of material fraud or dishonesty against the Company; (ii) intentional refusal or willful failure to substantially carry out the lawful and reasonable instructions of the Board or Intel’s Chief Executive Officer (other than any such failure resulting from the Participant’s disability); (iii) conviction of, or guilty plea or “no contest” plea to, a felony or conviction of, or guilty plea or “no contest” plea to, a misdemeanor involving moral turpitude; (iv) gross misconduct in connection with the performance of the Participant’s duties; (v) improper disclosure of confidential information or a material violation of a policy of the Company or the Company’s Code of Conduct; (vi) breach or misrepresentation under any intellectual property, invention assignment, confidentiality, or proprietary information agreement to which the Company is a party; (vii) failure to reasonably cooperate with the Company in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in the Participant’s job; or (viii) breach of duty of loyalty to the Company. Prior to termination for Cause, Intel shall provide thirty (30) days prior written notice of the grounds for Cause and give the Participant an opportunity within (and including all of) those thirty (30) days to cure the alleged breach. If the breach is substantially cured during such period, Cause shall not exist on account of such breach.
4.“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules, regulations, or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
5.“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.
6.“Committee” shall mean the Talent and Compensation Committee of the Board, or such other committee appointed by the Board to administer this Plan.
7.“Covered Termination” shall mean any termination of a Participant’s employment initiated by the Company or any of its Subsidiaries (other than an Excluded Subsidiary) other than for Cause. A Covered Termination does not include any termination due to the Participant’s death or disability nor any termination initiated by the Participant for any reason. A Covered Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its Subsidiaries (including an Excluded Subsidiary), or (ii) subject to the provisions of Section 13(a), the sale, transfer, or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment of a Participant to a third party in connection with a sale, transfer, or other disaffiliation of the assets or business of the Company or any of its Subsidiaries. In the event a Participant’s employment is transferred from the Company to an Excluded Subsidiary, the individual shall no longer be eligible to be a Participant in this Plan or receive any of the Severance Benefits as of the effective date of the transfer of employment, and such transfer of employment shall not be deemed a Covered Termination under this Plan.
8.“Date of Termination” shall mean the effective date of a Participant’s Covered Termination.
9.“Effective Date” shall mean August 1, 2024.
10.“Eligibility Date” shall mean, with respect to each Participant, the date on which the employee was hired or promoted to a role that is eligible to be a Participant in this Plan. For all executives of the Company employed in a position on the Effective Date that makes the executive eligible to be a Participant, the Eligibility Date shall mean the Effective Date.
11.“Eligible RSUs” shall mean Intel restricted stock units awarded to a Participant (i) as part of the Participant’s annual long-term incentive equity awards under an Equity Plan that are subject solely to time-based vesting and that were granted to the Participant (A) after the Participant’s Eligibility Date and (B) more than one year prior to the Participant’s Date of Termination, or (ii) as Make-Whole Awards that are subject solely to time-based vesting and that were granted to the Participant after the Participant’s Eligibility Date, unless excluded in accordance with the requirements of the last sentence of Section 5(a) of this Plan.
12.“Eligible PSUs” shall mean Intel performance-based restricted stock units or performance stock units awarded to a Participant (i) as part of the Participant’s annual long-term incentive equity awards under an Equity Plan that were granted to the Participant (A) after the Participant’s Eligibility Date and (B) more than one year prior to the Participant’s Date of Termination, or (ii) as Make-Whole Awards that were granted to the Participant after the Participant’s Eligibility Date, unless excluded in accordance with the requirements of the last sentence of Section 5(a) of this Plan.
13.“Equity Plans” shall mean the Intel Corporation 2006 Equity Incentive Plan and the Intel Corporation 2021 Inducement Plan, each as amended, and any other current or future equity-based incentive plan or arrangement adopted by the Company, but excluding the Intel Corporation 2006 Employee Stock Purchase Plan or any other plan intended to be qualified under Code Section 423.
14.“Excluded Employees” shall mean any employees employed with an Excluded Subsidiary or employees with an agreement or offer letter in place on or after the Effective Date that provides that such employee is an executive of an Excluded Subsidiary or the employee’s employment will be transferred to an Excluded Subsidiary.

15.“Excluded Subsidiaries” shall mean the Subsidiaries (and any subsidiaries thereof) set forth on Exhibit B.
16.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
17.“Make-Whole Awards” shall mean Intel restricted stock units or performance stock units granted to a Participant under an Equity Plan at the time the Participant was hired that are designated by the Company as “Make-Whole” awards.
18.“Outplacement Period” shall mean the period following a Participant’s Date of Termination for which the applicable Participant is eligible for outplacement services, with the duration as set forth on Exhibit A.

19.“Participant” shall mean any employee of the Company or its Subsidiaries, other than an Excluded Subsidiary, whose position is designated by the Company as grade 14 through 17, other than the Excluded Employees or as otherwise determined by the Committee.
20.“Plan” means this Intel Corporation Executive Severance Plan, as amended from time to time.
21.“Severance Multiplier” shall mean the multiplier applicable to a Participant as set forth on Exhibit A.
22.“Severance Period” shall mean the period following a Participant’s Date of Termination with a duration set forth on Exhibit A.
23.“Subsidiary” shall mean any corporation or entity in which Intel owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
24.“Target Annual Bonus Opportunity” shall mean the Participant’s target annual cash bonus opportunity as in effect for the year in which the Participant’s termination of employment occurs.
25.“Termination Arrangement” shall mean, other than this Plan, any agreement or contract with the Company or any Subsidiary thereof, or any plan, policy, program, or other arrangement adopted or established by the Company or a Subsidiary or under the WARN Act or other applicable law providing for payments from the Company or its Subsidiaries due to a termination of employment.
26.“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act and any other comparable law applicable under the laws of any state or foreign jurisdiction.
3.ADMINISTRATION
1.This Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding, and conclusive on all parties and be given the maximum possible deference allowed by law. In the event of any conflict or inconsistency between another document and the terms of this Plan, the terms and conditions of this Plan shall govern and control.
2.The Committee shall have the authority, consistent with the terms of this Plan, to (i) determine the terms and conditions relating to the Severance Benefits (defined below), if any, (ii) interpret, administer, reconcile any inconsistency, correct any defect, and/or supply any omission in this Plan, (iii) establish, amend, suspend, or waive any rules and procedures with respect to this Plan, and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan, including, without limitation, the timing and amount of payments.
4.SEVERANCE BENEFITS
In the event of a termination of a Participant’s employment for any reason, the Company shall pay the Participant the Accrued Obligations on or as soon as administratively practicable after the Participant’s date of termination of employment, if not theretofore paid or provided. In addition, subject to Section 6 of this Plan, in the event of a Participant’s Covered Termination, in addition to payment of the Accrued Obligations, the Participant shall be eligible to receive the “Severance Benefits” provided in this Section 4:
a.Payment of an amount equal to the product of (i) the Participant’s Severance Multiplier, and (ii) the sum of the Participant’s (A) annual base salary at the rate in effect as of the Date of Termination, and (B) the Participant’s Target Annual Bonus Opportunity (the “Cash Severance Payment”). Except as otherwise provided in Section 9 below, the Cash Severance Payment shall be paid in equal installments over the Severance Period in accordance with the Company’s regular payroll practices; provided that the payments shall commence on the Company’s first regularly scheduled payroll date following the effective date of the Release (as defined in Section 6 below), with any installments otherwise scheduled to be paid to the Participant prior to such date instead paid to the Participant in a lump-sum on such first payroll date; provided, further, that if the time period for the Participant to execute the Release and/or for it to become effective spans two (2) calendar years, the first payment will commence no earlier than the first regularly scheduled payroll date in the second calendar year (inclusive of any amounts that were otherwise scheduled to be paid prior thereto).
b.Payment of an amount equal to the product of (i) the number of months in the Participant’s Severance Period and (ii) the amount equivalent to the monthly COBRA premium payments (as reasonably determined by the Committee) that would be payable by the Participant to continue the Participant’s (and covered dependents’, if any) Company-provided medical, dental, and/or vision coverage existing as of the Participant’s Date of Termination. This payment shall be paid to the Participant on the same date the Participant is paid the first installment of the Cash Severance Payment under Section 4(a) above.
c.Prorated vesting as of the Participant’s Date of Termination of any outstanding and unvested award of Eligible RSUs held by a Participant on the Participant’s Date of Termination, with the number of Eligible RSUs vesting determined by multiplying (i) the number of unvested Eligible RSUs as of the Participant’s Date of Termination by (ii) a fraction, the numerator of which is the number of full months the Participant was employed by the Company or any of its Subsidiaries during the vesting period for such Eligible RSUs and the denominator of which is the total number of months in the vesting period for such Eligible RSUs. By way of illustration, if any such Eligible RSUs were scheduled to vest in equal one-third (1/3) installments on each of the first three (3) anniversaries of the date of grant, and the Participant were to experience a Covered Termination after completing eighteen (18) full months of the original thirty-six (36)-month vesting period, then an additional one-half (1/2) of the Eligible RSUs that were unvested as of the Participant’s Date of Termination would become vested effective as of the Participant’s Date of Termination and the remaining unvested Eligible RSUs would be immediately forfeited.
d.Prorated vesting of any outstanding and unvested award of Eligible PSUs held by a Participant on the Participant’s Date of Termination, on the date such Eligible PSUs would have otherwise vested based on actual performance results following completion of the full performance period, with the number of Eligible PSUs vesting determined by multiplying (i) the number of unvested Eligible PSUs that would have vested based on the actual results as certified by the Committee by (ii) a fraction, the numerator of which is the number of full months the Participant was employed by the Company or any of its Subsidiaries during the performance period for such Eligible PSUs and the denominator of which is the total number of months in the performance period for such Eligible PSUs. For the avoidance of doubt, all equity-based compensation other than Eligible RSUs and Eligible PSUs granted by the Company to the Participant under any Equity Plan shall vest or become earned or forfeited pursuant to the terms of such Equity Plan and the Participant’s applicable grant agreement.
e.Outplacement services during the Outplacement Period at the expense of the Company. The outplacement services shall be made available through, and at the facilities of, a vendor selected by the Company.
5.NO DUPLICATION OF BENEFITS
1.In the event that the Participant is entitled to receive cash severance benefits under any Termination Arrangement, including pay in lieu of advance notice of termination (the “Other Cash Severance”), the amount of any Cash Severance Payment payable under Section 4(a) of this Plan shall be reduced by the amount of Other Cash Severance, but not to less than zero (0). Notwithstanding the foregoing, any cash severance amount payable to a Participant pursuant to an offer letter or similar agreement or contract with the Company that references Make-Whole Awards (the “Make-Whole Severance”) is expressly excluded from the definition of Other Cash Severance for purposes of this Plan, and on a Covered Termination the Participant may be entitled to both the Cash Severance Payment and Make-Whole Severance, and such Make-Whole Awards shall not be considered Eligible RSUs or Eligible PSUs for purposes of this Plan and shall not be entitled to any acceleration in accordance with Section 4(c) or 4(d) hereof.
2.In the event that the Participant is eligible to receive under any Termination Arrangement on a Covered Termination either (i) continued healthcare coverage, or payment in respect of continued healthcare coverage (the “Healthcare Benefits”) or (ii) outplacement services, the Participant shall be entitled to receive the more favorable of the Healthcare Benefits and/or outplacement services under the Termination Arrangement or under Section 4(b) or Section 4(e) of this Plan, as applicable. For the avoidance of doubt, in no event shall the Participant be entitled to Healthcare Benefits or outplacement services under both a Termination Arrangement and this Plan.
3.Notwithstanding anything in this Plan to the contrary, if the treatment of any Eligible RSUs or Eligible PSUs on a Covered Termination is more favorable to the Participant pursuant to the terms of the Participant’s grant agreement applicable to such Eligible RSUs or Eligible PSUs (including as a result of the Participant’s retirement eligibility) than the provisions in Sections 4(c) or 4(d) of this Plan, the provisions of the applicable grant agreement shall control over any provisions to the contrary in this Plan.
4.If the Participant is eligible to receive any benefit or perquisite on a Covered Termination under any Termination Arrangement that does not constitute Other Cash Severance, Healthcare Benefits, outplacement services or equity award acceleration, the Participant shall remain eligible to receive such benefit or perquisite in addition to the Severance Benefits pursuant to this Plan in accordance with the terms of the applicable Termination Arrangement.
5.For the avoidance of doubt, in the event that the Participant is eligible to receive any severance payments or benefits under any Termination Arrangement on a termination of employment other than a Covered Termination (e.g., a Participant’s termination of employment for “good reason”), this Plan shall not apply to such termination of employment and the Participant shall remain eligible to receive such payments or benefits in accordance with the terms of such Termination Arrangement and not eligible for the Severance Benefits.
6.CONDITIONS TO RECIEPT OF SEVERANCE BENEFITS
1.Payment of the Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in favor of Intel and its affiliates in a form reasonably provided by the Company (the “Release”) within the time period specified therein, and (ii) the Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the Participant’s Date of Termination. If the Release does not become irrevocably effective within sixty (60) days following the Participant’s Date of Termination due to action or inaction of the Participant, the Participant shall forfeit all rights to the Severance Benefits.
2.To the extent requested by the Company, the Participant shall deliver to the Company in writing a notice of resignation from, as applicable, all offices, directorships, and fiduciary positions with the Company, its Subsidiaries, or affiliates and employee benefit plans.
7.TAX WITHHOLDING
Any Severance Benefits payable pursuant to this Plan shall be subject to withholdings for all applicable federal, state, local, and foreign taxes and any other required payroll deductions.
8.PLAN AMENDMENT OR TERMINATION
The Committee reserves the right to amend, modify, suspend, or terminate this Plan at any time; provided that, notwithstanding the foregoing, no such amendment, modification, suspension, or termination that has the effect of reducing or diminishing the rights of any Participant under this Plan, shall be effective without the written consent of the Participant.
9.SECTION 409A
1.The Company intends that the reimbursements, payments, and benefits to which a Participant could become entitled under this Plan be exempt from or comply with Section 409A of the Code (“Section 409A”) and the regulations and other guidance promulgated thereunder. The provisions of this Section 9 shall qualify and supersede all other provisions of this Plan as necessary to fulfill the foregoing intention. If the Company believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, the Company shall promptly advise the Participant and shall reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Participant and on the Company) or to minimize any additional tax, interest, and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. The Company agrees that it shall not without a Participant’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest, and/or penalties upon the Participant under Section 409A, unless such action or omission is pursuant to the Participant’s written request.
2.To the extent applicable, each and every payment to be made pursuant to Section 4 of this Plan shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
3.If a Participant is a ‘specified employee’ (determined by the Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Participant experiences a ‘separation from service’ with the Company, as defined for purposes of Section 409A (a “Separation from Service”), and if any reimbursement, payment, or benefit to be paid or provided under this Plan or otherwise both (i) constitutes a ‘deferral of compensation’ within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Participant to additional tax, interest, and/or penalties under Section 409A, then any such reimbursement, payment, or benefit that is payable during the first six (6) months following the Participant’s Date of Termination shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (A) the Participant’s death and (B) the first business day of the seventh (7th) month immediately following the Participant’s Separation from Service or as soon as administratively practicable after such date.
4.Except to the extent any reimbursement, payment, or benefit to be paid or provided under this Plan does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to a Participant during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Participant in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which a Participant is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.
5.Any reimbursement, payment, or benefit to be paid or provided under Section 4 hereof or otherwise to be paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to a Participant only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the Separation from Service occurs; provided, however, that the Company shall reimburse such expenses no later than the last day of the third taxable year following the Participant’s taxable year in which the Participant’s Separation from Service occurs.
6.Subject to Section 4, any reimbursement, payment, or benefit to be paid or provided under this Plan that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to a Participant only in the event of a Separation from Service.
10.GOVERNING LAW
This Plan is intended to be an unfunded ‘top-hat’ welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24 and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan, to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Delaware shall apply.
11.BENEFIT CLAIMS AND APPEALS

1.Benefit Claims. If any person (claimant) believes that Severance Benefits are being denied improperly, that this Plan is not being operated properly, or that the claimant’s legal rights are being violated with respect to this Plan, the claimant must file a claim with the Committee no later than the earlier of (i) sixty (60) days after the claimant’s termination of employment or (ii) ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the claimant of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days, provided that the Committee sends the claimant written notice of the extension before the expiration of the original ninety (90)-day period. The notice provided to the claimant shall describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice will: (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, and (iii) contain (A) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (B) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (C) an explanation of the steps to be taken to appeal the adverse determination; and (D) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his or her rights to review described below.
2.Appeals. Within sixty (60) days of the claimant’s receipt of the written notice of denial of the claim, the claimant may file a written request for a review of the denial of the claimant’s claim for benefits. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the claimant shall be provided reasonable access to and copies of all documents, records, and other information relevant to the claim. The Committee shall deliver to the claimant a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the claimant’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60)-day period shall be extended to one hundred twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60) -day period. If the appeal is wholly or partially denied, the denial notice will: (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, and (iii) contain (A) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (B) a statement that, upon request and free of charge, the claimant shall be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (C) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. No legal action shall be brought against this Plan, the Committee, or the Company after sixty (60) days from receipt of the final decision on a claim appeal.
3.The procedure set forth in this Section 11 is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Participant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.
12.NOTICES
Notices and all other communications provided for under this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to the Participant at the last address shown on the payroll records of the Company.
13.MISCELLANEOUS
1.Successors. Any successor to Intel of all or substantially all of Intel’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as Intel would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
2.Indemnification. To the extent permitted by law and Intel’s Bylaws, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the advancement of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
3.Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.
4.Employment Status. Neither this Plan, the selection of a person as a Participant, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to terminate the employment of any Participant whenever in the sole discretion of the Company its interest may so require.
5.Compensation Recoupment Policy. Notwithstanding any provision in this Plan to the contrary, amounts paid or payable under this Plan shall be subject to the terms and conditions of the Intel Corporation Compensation Recoupment Policy, as may be amended from time to time (the “Compensation Recoupment Policy”), to the extent applicable (including by reason of such amounts being calculated or determined by reference to an underlying amount or payment that is subject to the Compensation Recoupment Policy).
6.Relation to other Arrangements. This Plan is intended to be consistent with the Intel Corporation Executive Officer Cash Severance Policy, as may be amended from time to time (the “Severance Policy”). The Committee may take such actions as it deems necessary to implement and administer this Plan consistent with the terms of the Severance Policy.
7.Unfunded Plan. This Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

EXHIBIT A

Tier	Severance Multiplier	Severance Period	Outplacement Period
Grades 16-17	1.5x	18 months	18 months
Grades 14-15	1.0x	12 months	6 months

EXHIBIT B
Excluded Subsidiaries
•Mobileye Global Inc.
•Habana Labs Ltd.
•Moovit App Global Ltd.
•IMS Nanofabrication
•Altera Corporation